Exhibit 10.8

Amendment to the Morgan Stanley DW Inc. Branch Manager Compensation Plan

Branch Manager Compensation Plan, as amended (the “Branch Manager Plan”)

The first sentence of Section VII(e) of the Branch Manager Plan is amended in its entirety to read as follows:

Morgan Stanley reserves the right to accelerate payment of a Participant’s entire Account balance and/or the vesting of any Stock awarded pursuant to Section V(c) or Section V(d) of the Plan, subject to the provisions of Section VIII and an Agreement; provided, however, that Morgan Stanley shall not have any such right to the extent it is prohibited by Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations and guidance thereunder (or any successor provisions thereto) or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of such payment or vesting.